Exhibit 99.1

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
01/28/05	Investors:	Mary Kay Shaw, 630-623-7559
	Media:	Anna Rozenich, 630-623-7316

McDONALD’S REPORTS STRONG FOURTH QUARTER AND 2004

OPERATING RESULTS

OAK BROOK, IL — McDonald’s Corporation today announced strong operating results for the fourth quarter and twelve months ended December 31, 2004. The Company reported diluted earnings per share of $0.31 for the quarter and $1.79 for the year, both up significantly over 2003 on strong comparable sales and higher margins.

Chief Executive Officer Jim Skinner commented, “From a financial perspective, 2004 was a tremendous year for McDonald’s. Through our strategic focus on operational excellence in our restaurants, and leadership marketing that continues to connect with consumers, we increased the number of customers served per day by 1.6 million. Comparable sales were positive across all geographic segments during each and every quarter, and we delivered double-digit growth in sales and operating income for the year. Each of these accomplishments validates the strength of our Plan to Win and demonstrates the power of growing by being better not just bigger.”

McDonald’s reported the following fourth quarter highlights:

•	Revenues increased 10% (6% in constant currencies), Systemwide sales increased 9% (6% in constant currencies), and comparable sales increased 5.1%

•	Company-operated restaurant margins increased 50 basis points to 15.3%, and franchised restaurant margins increased 70 basis points to 79.3%

•	Diluted earnings per share were $0.31 compared with $0.10 for fourth quarter 2003. Fourth quarter 2004 included impairment charges of $0.08 per share; an $0.08 per share charge ($0.01 per share for the current year impact, and
$0.07 per share for the prior years’ impact) in connection with the previously announced review of its lease accounting;
and a non-operating gain of $0.02 per share. Fourth quarter 2003 included net impairment and other charges of
$0.25 per share.

Full year 2004 highlights include:

•	Revenues reached a record high of $19 billion and increased 11% (7% in constant currencies), and Systemwide sales increased 12% (8% in constant currencies)

•	Global comparable sales increased 6.9%, on top of the 2.4% increase in 2003

•	Company-operated and franchised margins rose by 80 basis points, and 90 basis points, respectively

•	The Company repurchased $605 million of its common stock and increased the annual dividend 38% to nearly $700 million

Jim Skinner continued, “Our consolidated performance continues to reflect the underlying strength of our U.S. business, which generated impressive sales and margin improvements for the second consecutive year. Despite economic challenges in certain key European markets, our 2.4% comparable sales increase for the year indicates that we are building momentum and making progress revitalizing this important business segment. To date in January, U.S. sales remain strong, and Europe’s sales trends have strengthened. France, Germany and the U.K. are each showing positive comparable sales for the first three weeks of the month, with the introduction of a new every day value strategy contributing strongly to Germany’s sales performance.

“As we begin the New Year, we remain intensely focused on delivering an exceptional customer experience and maintaining fiscal discipline. Our average annual targets for 2005 and beyond remain unchanged: Systemwide sales and revenue growth of 3% to 5%, annual operating income growth of 6% to 7%, and annual returns on incremental invested capital in the high teens. Ongoing discipline in the use of our significant and growing free cash flow will help further enhance shareholder value. In 2005, we expect to add approximately 350 net new McDonald’s restaurants and will continue reimaging to keep our restaurants fresh, contemporary and in-tune with customers’ lifestyles.

“Separately, in light of Chipotle Mexican Grill’s strong performance and growing popularity, we plan to explore strategic alternatives to fuel growth at this emerging, fast-casual brand which currently operates more than 400 restaurants. We believe Chipotle’s value and potential might be maximized through alternative strategies that could include raising additional equity capital in the public or private markets. This would have an additional benefit of enabling us to allocate more resources to growing sales and profits at existing McDonald’s restaurants.

“In April, we will celebrate McDonald’s 50th anniversary. It is an honor and a privilege to serve as McDonald’s Chief Executive Officer as we cross this important milestone. While we look forward to the opportunities that lie ahead, we can also look back with pride on the progress we have made over the past 50 years. As we embark on our next 50 years in business, we remain intent on providing each of the more than 48 million customers we serve each day with a great McDonald’s experience.”

Like other companies in the restaurant industry, McDonald’s recently reviewed its accounting practices with respect to leasing transactions. Following this review and in consultation with its external auditors, McDonald’s has corrected an error in its practices to conform the lease term used in calculating straight-line rent expense with the term used to amortize improvements on leased property. The result of the correction is primarily to accelerate the recognition of rent expense under certain leases that include fixed-rent escalations by revising the computation of straight-line rent expense to include these escalations for certain option periods. As the correction relates solely to accounting treatment, it does not affect McDonald’s historical or future cash flow or the timing of payments under the related leases and its effect on the Company’s full year earnings per share, cash from operations and shareholders’ equity is immaterial. Adjustments of $20.8 million pretax ($13.0 million after tax or $0.01 per share) for the current year and $139.1 million pretax ($91.5 million after tax or $0.07 per share) for prior periods are recorded in the current quarter. These adjustments primarily impact the U.S., China, Boston Market and Chipotle. Other markets were less significantly impacted, as many of the leases outside of the U.S. do not contain fixed-rent escalations.

KEY HIGHLIGHTS - CONSOLIDATED

Dollars in millions, except per common share data

Quarters ended December 31,	2004	2003	% Inc (Dec)	Currency Translation Benefit	% Inc Excl Currency Translation Benefit

Revenues	$ 5,010.3	$ 4,555.4	10	$184.9	6
Operating income*	617.3	367.5	68	26.4	61
Net income**	397.9	125.7	n/m	10.8	n/m
Net income per common share—diluted**	0.31	0.10	n/m	0.01	n/m

Years ended December 31,

Revenues	$19,064.7	$17,140.5	11	$778.6	7
Operating income*	3,540.5	2,832.2	25	159.5	19
Income before cumulative effect of accounting change**	2,278.5	1,508.2	51	79.8	46
Net income**	2,278.5	1,471.4	55	79.8	49
Per common share—diluted:
Income before cumulative effect of accounting change**	1.79	1.18	52	0.06	47
Net income**	1.79	1.15	56	0.06	50

*

In 2004, includes pretax operating charges of $159.9 million ($104.5 million after tax or $0.08 per share) related to the lease accounting matter discussed above. In addition, 2004 included quarter-to-date charges of $117.2 million ($107.6 million after tax or $0.08 per share) and year-to-date charges of $130.5 million ($116.5 million after tax or $0.09 per share, $0.01 per share less in constant currencies) related to asset and goodwill impairment charges, primarily in South Korea. In 2003, includes net pretax charges of $407.6 million ($323.2 million after tax or $0.25 per share) related to the sale of Donatos Pizzeria; the closing of Donatos and Boston Market restaurants outside the U.S.; the exit of a domestic joint venture with Fazoli’s; impairment charges, primarily in Latin America; McDonald’s Japan’s revitalization plan actions; restaurant closings associated with strategic actions in Latin America; and a favorable adjustment to the 2002 charge due to about 85 fewer closings than originally anticipated.

**	In addition to the items noted above, 2004 includes pretax non-operating income of $49.3 million ($32.0 million after tax or $0.02 per share for the quarter and the year) relating to the sale of the Company’s interest in a U.S. real estate partnership. As a result of this transaction, the Company was able to release a valuation allowance related to certain capital loss carryforwards that provided an additional $0.02 per share tax benefit for the year.

n/m Not meaningful

THE FOLLOWING DEFINITIONS APPLY TO THESE TERMS AS USED THROUGHOUT THIS RELEASE

Comparable sales represent sales at all McDonald’s restaurants in operation at least thirteen months, excluding the impact of currency translation. Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

Information in constant currency is calculated by translating current year results at prior year average exchange rates.

Systemwide sales include sales at all restaurants, including those operated by the Company, franchisees and affiliates. Management believes Systemwide sales information is useful in analyzing the Company’s revenues because franchisees and affiliates pay rent, service fees and/or royalties that generally are based on a percent of sales with specified minimum rent payments.

FORWARD-LOOKING STATEMENTS

This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. A list of the factors that could cause actual results to differ materially from those expressed in, or underlying, our forward-looking statements are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports.

RELATED COMMUNICATIONS

McDonald’s Corporation will broadcast its investor conference call live over the Internet at 10:30 a.m. Central Time on January 28, 2005. For access, go to www.investor.mcdonalds.com. An archived replay of this webcast will be available for a limited time.

See Exhibit 99.2 in the Company’s Form 8-K filing for supplemental information related to the Company’s results for the quarter and year ended December 31, 2004.

The Company plans to release January 2005 sales information on Tuesday, February 8, 2005.

McDONALD’S CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per common share data			Inc / (Dec)

Quarters ended December 31,	2004	2003	$	%

Revenues
Sales by Company-operated restaurants	$3,764.1	$3,398.4	365.7	11
Revenues from franchised and affiliated restaurants	1,246.2	1,157.0	89.2	8

TOTAL REVENUES	5,010.3	4,555.4	454.9	10

Operating costs and expenses
Company-operated restaurant expenses	3,200.6	2,912.0	288.6	10
Franchised restaurants—occupancy expenses	258.2	247.4	10.8	4
Selling, general & administrative expenses	551.4	513.9	37.5	7
Other operating expense, net	382.8	514.6	(131.8)	(26)
Total operating costs and expenses	4,393.0	4,187.9	205.1	5

OPERATING INCOME	617.3	367.5	249.8	68

Interest expense	90.5	90.7	(0.2)	—
Nonoperating (income) expense, net	(46.4)	9.3	(55.7)	n/m
Income before provision for income taxes	573.2	267.5	305.7	n/m
Provision for income taxes	175.3	141.8	33.5	24

NET INCOME	$397.9	$125.7	272.2	n/m

NET INCOME PER COMMON SHARE-DILUTED	$0.31	$0.10	0.21	n/m

Weighted average common shares outstanding-diluted	1,280.9	1,277.9

n/m	Not meaningful

McDONALD’S CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per common share data			Inc / (Dec)

Years ended December 31,	2004	2003	$	%

Revenues
Sales by Company-operated restaurants	$14,223.8	$12,795.4	1,428.4	11
Revenues from franchised & affiliated restaurants	4,840.9	4,345.1	495.8	11

TOTAL REVENUES	19,064.7	17,140.5	1,924.2	11

Operating costs & expenses
Company-operated restaurant expenses	12,099.8	11,006.0	1,093.8	10
Franchised restaurants—occupancy costs	1,003.2	937.7	65.5	7
Selling, general & administrative expenses	1,980.0	1,833.0	147.0	8
Other operating expense, net	441.2	531.6	(90.4)	(17)
Total operating costs & expenses	15,524.2	14,308.3	1,215.9	8

OPERATING INCOME	3,540.5	2,832.2	708.3	25

Interest expense	358.4	388.0	(29.6)	(8)
Nonoperating (income) expense, net	(20.3)	97.8	(118.1)	n/m
Income before provision for income taxes	3,202.4	2,346.4	856.0	36
Provision for income taxes	923.9	838.2	85.7	10
Income before cumulative effect of accounting change	2,278.5	1,508.2	770.3	51
Cumulative effect of accounting change, net of tax*	—	(36.8)	36.8	n/m

NET INCOME	$2,278.5	$1,471.4	807.1	55

PER COMMON SHARE-DILUTED:

Income before cumulative effect of accounting change	$1.79	$1.18	0.61	52
Cumulative effect of accounting change*	$—	$(0.03)	0.03	n/m
Net income	$1.79	$1.15	0.64	56
Weighted average common shares outstanding-diluted	1,273.7	1,276.5

n/m	Not meaningful

*	Relates to change in accounting for asset retirement obligations in 2003.

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